Exhibit 99.3

FOR IMMEDIATE RELEASE

CIT INTENDS TO INCREASE QUARTERLY COMMON

STOCK DIVIDEND TO $0.15 PER SHARE

NEW YORK – June 25, 2014 – CIT Group Inc. (NYSE: CIT), a leading provider of commercial lending, leasing and advisory services, today announced that it intends to increase its quarterly common stock dividend to $0.15 per share beginning in the third quarter of 2014.

Dividends, including the third quarter dividend, will continue to be subject to the approval of CIT’s Board of Directors at the customary times those dividends are declared. CIT expects to pay its third quarter common stock dividend in August.

EDITOR’S NOTE:

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About CIT

Founded in 1908, CIT (NYSE: CIT) is a financial holding company with more than $35 billion in financing and leasing assets. It provides financing, leasing and advisory services to its clients and their customers across more than 30 industries. CIT maintains leadership positions in middle market lending, factoring, retail and equipment finance, as well as aerospace, equipment and rail leasing. CIT’s U.S. bank subsidiary CIT Bank (Member FDIC), BankOnCIT.com, offers a variety of savings options designed to help customers achieve their financial goals. cit.com

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CIT MEDIA RELATIONS:

C. Curtis Ritter

Senior Vice President of Corporate Communications

(973) 740-5390

Curt.Ritter@cit.com

Matt Klein

Vice President, Media Relations

(973) 597-2020

Matt.Klein@cit.com

CIT INVESTOR RELATIONS:

Barbara Callahan

Senior Vice President

(973) 740 -5058

Barbara.Callahan@cit.com